Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 29, 2016, relating to the financial statements and financial highlights of Yorkville High Income MLP ETF and Yorkville High Income Infrastructure MLP ETF, each a series of Exchange Traded Concepts Trust (the predecessor funds to the Market Vectors High Income MLP ETF and Market Vectors High Income Infrastructure MLP ETF, each a series of Market Vectors ETF Trust), for the year ended November 30, 2015 and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

February 19, 2016